Ritter Pharmaceuticals Announces Closing of $6.0 Million At-Market Private Placement of Series B Convertible Preferred Stock and Warrants

Proceeds Expected to be Sufficient to Fund Company’s Liberatus Phase 3 Clinical Trial

for RP-G28 for Lactose Intolerance Through Announcement of Top-Line Data

Anticipated in the Second Half of 2019

LOS ANGELES (November 6, 2018) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases (GI) with an initial focus on the development of RP-G28, a drug candidate with the potential to be the first FDA-approved treatment for lactose intolerance (LI), today announced the closing on November 5, 2018 of its previously announced private placement of Series B convertible preferred stock and warrants to certain accredited investors, including two current institutional holders of our Series A convertible preferred stock, a key vendor and a member of the Company’s board of directors. The Company received gross proceeds of approximately $6.0 million, before deducting placement agent fees and other offering expenses payable by the Company.

“We are pleased with the quality of the investors participating and the vote of confidence it represents in the midst of this currently volatile market”, said Andrew J. Ritter, co-founder and chief executive officer of Ritter Pharmaceuticals. “We expect that the proceeds received from this financing will be sufficient to fund our Phase 3 clinical trial of RP-G28 for lactose intolerance known as “Liberatus”, which is now well under way, through completion and announcement of top-line data. At this time, we have achieved 100% activation of our targeted number of clinical sites around the county and enrollment is proceeding at projected rates. We remain on track to complete the study and announce top-line data, as anticipated, in the second half of 2019.”

The securities sold in the private placement consist of 6,000 shares of a newly designated Series B convertible preferred stock of the Company, with a stated value of $1,000 per share and convertible into shares of our common stock at an initial conversion price per share of $1.30 (subject to customary adjustment for stock dividends and stock splits), which is above the $1.23 per share closing price of our common stock as reported on the Nasdaq Capital Market on October 30, 2018, the date the definitive agreement for the private placement was signed. In addition, each investor received a warrant to purchase a number of shares of common stock equal to 50% of the aggregate number of shares of common stock into which their Series B convertible preferred stock is initially convertible. The warrants will be exercisable immediately for a five-year period and have an initial exercise price of $1.30 per share (subject to customary adjustment for stock dividends and stock splits). Certain investors in the private placement who currently own shares of our Series A convertible preferred stock exchanged, on a 1-for-1 share basis, their Series A preferred shares for shares of a newly designated Series C convertible preferred stock of the Company, with a stated value of $1,000 per share and convertible into shares of our common stock at an initial conversion price per share of $1.64 (subject to customary adjustment for stock dividends and stock splits). The maximum aggregate number of shares of common stock that may be issued by the Company upon conversion of the Series C convertible preferred stock will be limited to 1,146,354 shares, representing 19.99% of the shares of our common stock outstanding immediately prior to execution of the definitive agreement for the private placement, unless we obtain stockholder approval to issue shares in excess of this amount in accordance with applicable rules of the Nasdaq Capital Market.

A.G.P./Alliance Global Partners served as the exclusive placement agent and Roth Capital Partners, LLC acted as a financial advisor for the transaction.

The securities issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issuable upon conversion of the Series B preferred shares and the Series C preferred shares and upon exercise of the warrants described above.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the securities under the resale registration statement described above will only be by means of a prospectus.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 is in Phase 3 clinical development with its first Phase 3 study currently underway, known as “Liberatus”. For more information on the Company’s ongoing Liberatus Phase 3 clinical trial of RP-G28, or to participate in the study, please visit www.liberatusstudy.com.The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including but not limited to statements related to the Company’s ability to fund its Liberatus Phase 3 clinical trial through completion and announcement of top-line data. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Ritter cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

John W. Beck

310-203-1000

john@ritterpharma.com

Media Contact:

Jules Abraham

CoreIR

917-885-7378

julesa@coreir.com